Exhibit 10.3

ARTISTDIRECT, INC.
NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of ARTlSTdirect, Inc. (the “Corporation”):

Optionee:	Jonathan Diamond

Grant Date:	August 5, 2005

Vesting Commencement Date: Varies as set forth in the “Vesting Schedule” below.

Exercise Price: $1.55 per share

Number of Option Shares:

1.                     1,045,000 shares for Time Vesting Options (the “Time Vesting Options”); and

2.                     1,708,098 shares for Performance Vesting Options (the “Performance Vesting Options”).

Expiration Date: August 5, 2010

Type of Option:	☐	Incentive Stock Option

	☒	Non-Statutory Stock Option

Date Exercisable: Immediately upon vesting.

Vesting Schedule:

 The Time Vesting Options and Performance Vesting Options shall vest in accordance with the following schedules:

 (a)  Time Vesting Options. The Time Vesting Options will vest at the rate of 1/3 per year over a three (3) year period. Vesting will occur 1/3 on July 28, 2006 and the balance will vest in quarterly installments over the following two (2) year period.

 (b)  Performance Vesting Options. The Performance Vesting Options will vest on achievement of the following financial milestones by the Company:

(i) Fifty percent (50%) of Performance Vesting Options upon the Company reaching EBITDA of $9 million for the year ended December 31, 2006,

$12 million for the year ended December 31, 2007 or $15 million for the year ended December 31, 2008. One hundred percent (100%) of Performance Vesting Options shall vest if EBITDA targets are satisfied in any two (2) of the three (3) fiscal years referenced in the preceding sentence;

(ii) One hundred percent (100%) of Performance Vesting Options will vest upon the Company reaching EBITDA of $21 million in aggregate for the years ended December 31, 2006 and 2007, $27 million in aggregate for the years ended December 31, 2007 and 2008 or $36 million in aggregate for the years ended December 31, 2006, 2007 and 2008;

(iii) One hundred percent (100%) of Performance Vesting Options will vest upon a sale, merger or other “change of control” transaction at or above a price of $3.10 per share (as adjusted for any stock split, stock dividend, recapitalization or the like), and in any transaction which the Company’s outstanding convertible subordinated debt (the “Subordinated Debt”), which was issued pursuant to the terms of that certain Securities Purchase Agreement dated as of July 28, 2005 entered into by and between the Company and the investors indicated on the signature page thereto (the “Securities Purchase Agreement”), is redeemed in full together with payment in full of any applicable redemption premium in accordance with the terms set forth in the Convertible Subordinated Notes issued by the Company pursuant to the terms of the Securities Purchase Agreement (collectively, the “Subordinated Notes”); or

(iv) One hundred percent (100%) of any unvested Performance Vesting Options will only be subject to three (3) year time vesting (which period will begin on July 28, 2006), upon completion of a financing by the Company (in either one or a series of related transactions) resulting in aggregate gross proceeds of $20 million or more in which the Company issues equity at or above a price of $3.10 per share (as adjusted for any stock split, stock dividend, recapitalization or the like).

For purposes of this Vesting Schedule, “EBITDA” shall mean for the Company and its subsidiaries, an amount equal to (a) the sum (without duplication) of (i) annual consolidated net incomes plus (ii) to the extent deducted in determining annual consolidated net income, (A) consolidated interest expenses, (B) income tax expenses, (C) depreciation and amortization, (D) net losses on assets sales for such period and (E) other non-cash charges for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) minus (b) to the extent included in determining annual consolidated net income, (i) net gains on asset sales for such period, (ii) other noncash items increasing annual consolidated net income (excluding any non-cash gains for such period resulting from the reversal of an accrual or reduction or elimination of a reserve established in a prior period to the extent the related non-cash charge was excluded in accordance with clause (a)(ii)(E) above (and after taking any Performance Bonus earned by the Company’s Chief Executive Officer and/or Chief Financial Officer). EBITDA shall be calculated by the Company in accordance with

GAAP, and on the basis of the year end audited financial statements of the Company.

Optionee and the Corporation hereby agree to be bound by all the terms and conditions of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED: August , 2005	ARTISTDIRECT, INC.

	By:	/s/ Robert Weingarten
	Name:	Robert Weingarten
	Title:	Chief Financial Officer

	By:	/s/ Jonathan Diamond

Optionee: Jonathan Diamond

Address:

ATTACHMENT:

EXHIBIT A - NON-STATUTORY STOCK OPTION AGREEMENT